UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



                       January 19, 2000 (January 18, 2000)
                       -----------------------------------
                Date of Report (Date of earliest event reported)


                                 Rent-Way, Inc.
                                 --------------
             (Exact name of registrant as specified in its charter)


      Pennsylvania                  000-22026               25-1407782
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 (State or other jurisdiction  (Commission File Number)    (IRS Employer
          of corporation)                                  Identification No.)



One RentWay Place, Erie, Pennsylvania        16505
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(Address of principal executive offices)    Zip Code



Registrant's telephone number, including area code:       (814) 455-5378
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


Item 5.           Other Events


The registrant issued the following press release on January 18, 2000:

Erie, PA.-- Rent-Way, Inc. (NYSE: RWY) today announced that it has acquired a 49% interest in DPI Teleconnect, LLC, a privately-held provider of prepaid local phone service. Rent-Way has agreed to acquire an additional 21% interest upon receipt of regulatory approvals. DPI is currently licensed to offer pre-paid local phone service in 21 states and is working to expand to over 40 states by the end of 2000.

"We are very excited about this investment", said William E. Morgenstern, Chairman and CEO of Rent-Way. "We have looked at this business for nearly a year and have had very successful tests in about 70 of our stores." According to Dave Dorwart, President and CEO of DPI, "Historically, individuals who, for whatever reason, could not meet the credit or deposit requirements of the local phone companies have done without a phone. The service DPI offers provides them with access to local phone service, 911 and the Internet. Partnering with Rent-Way will allow DPI to grow more quickly and become a leader in the pre-paid local phone service industry."

In addition to offering its service through RentWay stores, DPI offers pre-paid phone service through 25 other agents in over 550 locations. "Agents, including RentWay, receive the benefit of additional traffic in their locations as well as a ten percent commission from the sale of the service. DPI's agent base is strong and growing, and consists of high quality public and private companies. DPI intends to sign up 60-80 new locations per month. Partnering with Rent-Way benefits all the agents because more stores in the network allow DPI to spread increased dollars over a larger base to generate more traffic", according to Dorwort.

"One of our key considerations in making this move was the strength of management and systems" Morgenstern said. "The DPI team is a high quality group that has invested in systems and technology that are scaleable and will allow them to grow quickly." In addition to pre-paid local phone service, DPI plans to offer pre-paid long distance sometime next month. Research into the possibility of offering pre-paid Internet access to customers without credit cards is underway as well.

Rent-Way's investment in DPI is expected to total approximately $7.5 million. "This is a start up company with only a one year history. As a start up, DPI has grown explosively. Sales for 1999 were just over $2.5 million. However, the first customer wasn't signed up until May of 1999. Currently there are over 14,000 customers paying about $50.00 per month." said Morgenstern. "If the execution of DPI's roll out plan is successful, sales in 2000 could reach nearly $20 million." DPI's impact on Rent-Way's Calendar 2000 earnings is expected to be neutral because commission income generated by sales in its stores will probably be offset by Rent-Way's share of DPI's losses resulting from adding new locations and agents. "We have no way of knowing the upside of this investment." said Morgenstern. "We do know, according to the 1990 census, that there are about 6 million households wired for service with dead dial tones. We believe a significant percent of those homes are located close to RentWay stores or DPI's agent locations."

Rent-Way is the second-largest operator of rental-purchase stores in the USA. Rent-Way rents quality, brand name merchandise such as home entertainment equipment, furniture and major appliances through 1088 stores operating in 41 states.

For more information visit www.rentway.com



This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of these statements, which involve expectations regarding future events, are necessarily subject to uncertainties and risks that may cause actual results to differ materially from such statements. Among the factors that may cause such a difference are the possibility that Rent-Way does not receive the approvals necessary to acquire an additional 21% interest in DPI, that DPI as a start-up company is unable to execute its growth plan profitably or at all and the risk that the market for DPI's services disappears or changes (whether through technological advances or otherwise) or is not as large as anticipated.
















































                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                                       Rent-Way, Inc.
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                                                        (Registrant)





Date      January 19, 2000                          /s/ Matthew J. Marini
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                                                           (Signature)
                                                         Matthew J. Marini
                                        Controller and Chief Accounting Officer